Exhibit 23.4

Rooms 4301-10, 43/F., Gloucester Tower, The Landmark
15 Queen's Road Central, Hong Kong SAR, PRC
Tel: +852 2820 5600    Fax: +852 2820 5611
Beijing • Shanghai • Shenzhen • Hong Kong • Haikou • Wuhan • Singapore • New York • Silicon Valley
www.hankunlaw.com

June 9, 2026

Waton Financial Limited
Suites 3605-06, 36th Floor,
Tower 6, The Gateway,
Harbour City, Tsim Sha Tsui,
Kowloon, Hong Kong

Re:	Waton Financial Limited

Ladies and Gentlemen:

We have acted as Hong Kong counsel to Waton Financial Limited (the "Company"), a company incorporated in the British Virgin Islands, in connection with the Registration Statement on Form F-1, as amended (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") covering a best-efforts offering (the "Offering") up to 5,359,719 ordinary shares, no par value per share (the "Ordinary Shares").

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices LLP

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or cany out any act pursuant thereto and shall advise Han Kun Law Offices LLP immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.